     As filed with the Securities and Exchange Commission on June 19, 2001.


                                                   Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549




                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                              HALSEY DRUG CO., INC.
                           ---------------------------
               (Exact name of issuer as specified in its charter)

          New York                                       11-0853640
-------------------------------             -----------------------------------
 (State or other jurisdiction               (I.R.S. Employer Identification No.)
of incorporation or organization)



                695 No. Perryville Road, Rockford, Illinois 61107
                                (815) 399-2060
    (Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                  Halsey Drug Co., Inc., 1998 Stock Option Plan
                  ---------------------------------------------
                            (Full title of the plan)

          Peter A. Clemens, Vice President and Chief Financial Officer Halsey Drug Co., Inc., 695 No. Perryville Road, Rockford, Illinois 61107

                                 (815) 399-2060

      (Name, address, including Zip Code, and telephone number, including
                        Area Code of Agent for Service)
                        --------------------------------

                                   Copies to:

                              John P. Reilly, Esq.
                            St. John & Wayne, L.L.C.
                  Two Penn Plaza East, Newark, New Jersey 07105
                                 (973) 491-3600

                        --------------------------------

================================================================================

                                           CALCULATION OF REGISTRATION FEE

                                                                      Proposed           Proposed
         Title of                                                     maximum            maximum
        Securities                           Amount                   offering           aggregate                 Amount of
           to be                              to be                   price per          offering                Registration
        registered                         registered (1)              share              price                      Fee
        ----------                         --------------              -----              -----                      ---
Common Stock $.01 par value                 1,351,100                $2.375 (2)        $ 3,208,863                $  803
per share, issuable upon
exercise of Plan Options


Common Stock, $.01 par value                   90,000                $ 2.50 (3)        $   225,000                $   57
per share, issuable upon
exercise of Plan Options

Common Stock, $.01 par value                    1,350                $2.1875 (4)       $     2,953                $    1
per share, issuable upon
exercise of Plan Options

Common Stock, $.01 par value                   10,000                $1.50 (5)         $    15,000                $    4
per share, issuable upon
exercise of Plan Options

Common Stock, $.01 par value                   10,000                $1.25 (6)         $    12,500                $    4
per share, issuable upon
exercise of Plan Options

Common Stock, $.01 par value                   65,000                $1.1875 (7)       $    77,188                $   20
per share, issuable upon
exercise of Plan Options

Common Stock, $.01 par value                  286,500                $1.1250 (8)       $   322,313                $   81
per share, issuable upon
exercise of Plan Options

Common Stock, $.01 par value                    5,000                $2.3125 (9)       $    11,563                $    3
per share, issuable upon
exercise of Plan Options

Common Stock, $.01 par value                  709,000                $1.8750 (10)      $ 1,329,375                $  333
per share, issuable upon
exercise of Plan Options

Common Stock, $.01 par value                  650,000                $1.1250 (11)      $   731,250                $  183
per share, issuable upon
exercise of Plan Options

Common Stock, $.01 par value                    1,000                $1.1875 (12)      $     1,188                $    1
per share, issuable upon
exercise of Plan Options

Common Stock, $.01 par value                    6,667                $ .8906 (13)      $     5,938                $    2
per share, issuable upon
exercise of Plan Options

Common Stock, $.01 par value                  200,000                $2.50 (14)        $   500,000                $  125
per share, issuable upon
exercise of Plan Options

Common Stock, $.01 par value                    5,000                $ .6406 (15)      $     3,203                $    1
per share, issuable upon
exercise of Plan Options

Common Stock, $.01 par value                   40,000                $1.14 (16)        $    45,600                $   12
per share, issuable upon
exercise of Plan Options

Common Stock, $.01 par value                   60,000                $1.01 (17)        $    60,600                $   16
per share, issuable upon
exercise of Plan Options

Common Stock, $.01 par value                4,609,383                $2.145 (18)       $ 9,884,127                $2,472
per share, reserved for
future issuance

TOTAL                                       8,100,000                $     26.9512     $16,439,661                $4,118
                                            =========                =============     ===========                ======

(1) The aggregate amount of securities registered hereunder is 8,100,000 shares of Common Stock. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement covers such additional shares of Common Stock to be offered or issued to prevent dilution as a result of future stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based on the exercise price of $2.375 per share of Common Stock for shares subject to options granted under the Plan.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based on the exercise price of $2.50 per share of Common Stock for shares subject to options granted under the Plan.

(4) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based on the exercise price of $2.1875 per share of Common Stock for shares subject to options granted under the Plan.

(5) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based on the exercise price of $1.50 per share of Common Stock for shares subject to options granted under the Plan.

(6) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based on the exercise price of $1.25 per share of Common Stock for shares subject to options granted under the Plan.

(7) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based on the exercise price of $1.1875 per share of Common Stock for shares subject to options granted under the Plan.

(8) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based on the exercise price of $1.1250 per share of Common Stock for shares subject to options granted under the Plan.

(9) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based on the exercise price of $2.3125 per share of Common Stock for shares subject to options granted under the Plan.

(10) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based on the exercise price of $1.8750 per share of Common Stock for shares subject to options granted under the Plan.

(11) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based on the exercise price of $1.1250 per share of Common Stock for shares subject to options granted under the Plan.

(12) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based on the exercise price of $1.1875 per share of Common Stock for shares subject to options granted under the Plan.

(13) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based on the exercise price of $.8906 per share of Common Stock for shares subject to options granted under the Plan.

(14) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based on the exercise price of $2.50 per share of Common Stock for shares subject to options granted under the Plan.

(15) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based on the exercise price of $.6406 per share of Common Stock for shares subject to options granted under the Plan.

(16) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based on the exercise price of $1.14 per share of Common Stock for shares subject to options granted under the Plan.

(17) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based on the exercise price of $1.01 per share of Common Stock for shares subject to options granted under the Plan.

(18) The fee with respect to these shares has been calculated pursuant to paragraphs (h) and (c) of Rule 457 upon the basis of $2.145, the average of the bid and asked price per share of the Registrant's Common Stock on June 13, 2001, a date within five (5) business days prior to the date of filing of this Registration Statement, as reported by the National Association of Securities Dealers' Over-the-Counter Bulletin Board.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION.

         Information required by Part I, Item 1, of Form S-8 to be contained in the Section 10(a) Prospectus to be sent or given to participants in our 1998 Stock Option Plan, as amended, is omitted from the Registration Statement in accordance with Rule 428(b)(1) under the Securities Act and the Note to Part I of Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as a part of this Registration Statement or as a Prospectus or Prospectus Supplement pursuant to Rule 424.

ITEM 2. REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

         The documents containing the information specified in this Item 2 will be sent or given to employees as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as a Prospectus or Prospectus Supplement pursuant to Rule 424.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. DOCUMENTS INCORPORATED BY REFERENCE

         Halsey Drug Co., Inc. (the "Registrant") hereby incorporates by reference into this Registration Statement on Form S-8 (this "Registration Statement") the following documents that have been filed previously with the Securities and Exchange Commission (the "Commission"):

         1. The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 as filed and as amended from time to time;

         2. The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

         3. The Registrant's Definitive Proxy Statement for Registrant's 2001 Annual Meeting of Shareholders, filed on April 27, 2001; and

         4. The description of the Registrant's Common Stock as described in Form 8-A filed with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a Post-Effective Amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes that statement. Any such statement so modified or superceded shall not constitute a part of this Registration Statement, except as so modified or superceded.

ITEM 4. DESCRIPTION OF SECURITIES

         The description of the Company's Common Stock is hereby incorporated by reference to the description thereof contained in the Company's Registration Statement under Section 12(g) of the Exchange Act on Form 8-A as filed with the Commission.


ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

         The legality of the Common Stock to be offered hereby has been passed upon for the Company by St. John & Wayne, L.L.C., Two Penn Plaza East, Newark, New Jersey 07105. St. John & Wayne, L.L.C. owns 34,913 shares of the Registrant's Common Stock.


ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 722 of the New York Business Corporation Law (the "BCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, in connection with actions or proceedings, whether civil or criminal (other than an action by or in the right of the corporation, referred to as a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorney's fees) incurred in connection with the defense or settlement of such actions, and the statute does not apply in respect of a threatened action, or a pending action that is settled or otherwise disposed of, and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 721 of the BCL provides that Article 7 of the BCL is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation or by-laws. Article IV, Section 6 of the Registrant's by-laws requires the Registrant to indemnify its officers and directors to the fullest extend permitted under the BCL.

         Set forth below is Article Twelfth of the Registrant's Restated Certificate of Incorporation:

         TWELFTH: Any person made a party to any action, suit or proceeding by reason of the fact that he, his testator or intestate, is or was a director, officer or employee of this Corporation or of any corporation which he served as such at the request of this Corporation, shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of such action, suit or proceeding, or in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such officer, director or employee is liable for negligence or misconduct in the performance of his duties. Such right of indemnification shall not be deemed exclusive of any other rights to which such director, officer or employee may be entitled by law.

         Set report below is Article 4, Section 6 of the Registrant's Restated By-Laws:

         SECTION 6. Indemnification . It is expressly provided that any and every person made a party to any action, suit, or proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of this corporation or of any corporation which be served as such at the request of this corporation, may be indemnified by the corporation to the full extent permitted by law, against any and all reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of such action or in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such officer or director has breached his duty to the corporation.

         It is further expressly provided that any and every person made a party to any action, suit, or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or interstate, was a director or officer of the corporation, or served such other corporation in any capacity, may be indemnified by the corporation, to the full extent permitted by law, against judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such action, suit or proceeding, or any appeal therein, if such person acted in good faith for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

         In addition to such other rights of indemnification as they may have as directors or as members of the committee (the "Committee") administering the Registrant's 1998 Stock Option Plan (the "Plan"), under the terms of the Plan, the members of the Committee shall be indemnified by the Registrant against the reasonable expenses, including attorney's fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Registrant) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Board member is liable for negligence or misconduct in the performance of his duties; provided that within 60 days after institution of any such action, suit or proceeding a Board member shall in writing offer the Registrant the opportunity, at its own expense, to handle and defend the same.

         The Registrant maintains a director's and officer's liability insurance policy that, subject to the terms and conditions of the policy, provides coverage up to $5,000,000 in the aggregate (subject to a $100,000 retention per loss) arising from any wrongful act (as defined by the policy) committed by a director or officer in his or her capacity as a director or officer of the Registrant. The policy reimburses the Registrant for amounts spent in lawful indemnification of a director or officer or amounts provided by the Registrant to indemnify its directors and officers as required or permitted by law.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         NOT APPLICABLE

ITEM 8.  EXHIBITS

Number                                               Description
------                                               -----------

5.1                                 Opinion of St. John & Wayne , L.L.C. as to the legality of the
                                    Common stock of Registrant covered by this Registration
                                    Statement

23.1                                Consent of Grant Thornton LLP.

23.2                                Consent of St. John & Wayne, L.L.C. (included in Exhibit 5.1)

24.1                                Powers of Attorney (included on page S-1 hereof)

99.1                                Halsey Drug Co., Inc. 1998 Stock Option Plan

ITEM 9.  UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                                    Provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockford, State of Illinois, on June 14, 2001.


                                          HALSEY DRUG CO., INC.



                                          By: /s/ Michael Reicher
                                             -----------------------------------
                                             Michael Reicher, Chairman and
                                             Chief Executive Officer
                                             (Principal Executive Officer)




                               POWER OF ATTORNEYS

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Reicher and Gerald Price, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all Exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and deed requisite and necessary to be done in connection with the above premises, and fully for all intents and purposes as he might or could do in person, hereby ratifying and conforming all that said attorney-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

   Signatures                                     Title                             Date
   ----------                                     -----                             ----

/s/ Michael Reicher                        Chairman and President               June 14,2001
-------------------                        and Chief Executive Officer
Michael Reicher

/s/ William G. Skelly                      Director                             June 14, 2001
---------------------
William G. Skelly


/s/ Gerald F. Price                        President, Chief                     June 14, 2001
-------------------                        Operating Officer and
Gerald F. Price                            Director


/s/ Peter A. Clemens                       Vice President,                      June 14, 2001
--------------------                       Chief Financial Officer
Peter A. Clemens                           and Secretary (Principal
                                           Financial and Accounting
                                           Officer)


/s/ Alan J. Smith                          Director                             June 14, 2001
-----------------
Alan J. Smith


/s/ Bruce F. Wesson                        Director                             June 14, 2001
-------------------
Bruce F. Wesson


/s/ William Sumner                         Director                             June 14, 2001
------------------
William Sumner


/s/ Srini Conjeevaram                      Director                             June 14, 2001
---------------------
Srini Conjeevaram


/s/ Zubeen Shroff                          Director                             June 14, 2001
-----------------
Zubeen Shroff


/s/ Joel Liffmann                          Director                             June 14, 2001
-----------------
Joel Liffmann

                                INDEX OF EXHIBITS
                                -----------------

ITEM
----
5.1                        Opinion of St. John & Wayne , L.L.C. as to the legality of the
                           Common stock of Registrant covered by this Registration
                           Statement

23.1                       Consent of Grant Thornton LLP.

23.2                       Consent of St. John & Wayne, L.L.C. (included in Exhibit 5.1)

24.1                       Powers of Attorney (included on page S-1 hereof)

99.1                       Halsey Drug Co., Inc. 1998 Stock Option Plan